Exhibit 10.7

SIXTH AMENDMENT TO OFFICE LEASE

THIS SIXTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and effective as of December 22, 2006 (the “Effective Date”) by and between MAGUIRE PROPERTIES-SAN DIEGO TECH CENTER, LLC, a Delaware limited liability company (“Landlord”), and KINTERA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord is the owner of that certain improved real property located at 9605 Scranton Road Drive, San Diego, California (referred to herein alternatively as “Building 1” or the “Building”). Building 1 is a part of that certain project, with all common areas and appurtenant parking facilities, commonly known as the “San Diego Tech Center” (the “Project”).

B. San Diego Tech Center, LLC, a Delaware limited liability company (“SDTC”), predecessor-in-interest to Calwest (defined below), as landlord, and Tenant, as tenant, entered into that certain Office Building Lease dated as of August 7, 2000 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated November 1, 2000 (the “First Amendment”) by and between Calwest Industrial Properties, LLC (“Calwest”), successor-in-interest to SDTC and predecessor-in-interest to Landlord, as landlord, and Tenant, as tenant, (ii) that certain Second Amendment to Lease dated June 24, 2002 (the “Second Amendment”) by and between Calwest, as landlord, and Tenant, as tenant, (iii) that certain Third Amendment to Lease dated February 13, 2004 (the “Third Amendment”) by and between Calwest, as landlord, and Tenant, as tenant, (iv) that certain Fourth Amendment to Lease dated April 1, 2005 (the “Fourth Amendment”) by and between Calwest, as landlord, and Tenant, as tenant, and (v) that certain Fifth Amendment to Lease dated December 1, 2006 (the “Fifth Amendment”) by and between Landlord, as landlord, and Tenant, as tenant. The Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are collectively referred to herein as the “Lease”.

C. Pursuant to the Lease, Tenant has certain rights to use and occupy (i) that certain premises consisting of all of the second (2nd) Floor of the Building consisting of approximately 20,543 rentable square feet (approximately 18,345 usable square feet) (the “Second Floor Premises”), as more particularly described in the Fifth Amendment and (ii) that certain premises consisting of a portion of the third floor of the Building commonly known as Suite 310 and consisting of approximately 7,350 rentable square feet (approximately 6,608 usable square feet) (the “Suite 310 Premises”), as more particularly described in the Fifth Amendment. The Second Floor Premises and the Suite 310 Premises may from time to time be referred to herein collectively, as the “Existing Premises”.

D. Landlord and Tenant hereby desire by this Amendment to (i) add to the Existing Premises as of the First Increment Sixth Floor Premises Commencement Date, that certain space in the Building consisting of approximately 3,552 rentable square feet (the “First Increment Sixth Floor Premises”) as more particularly shown on Exhibit “A”, attached hereto, (ii) additionally add to the Premises as of the Second Increment Sixth Floor Premises Commencement Date, that certain space in the Building consisting of approximately 6,218 rentable square feet (the “Second Increment Sixth Floor Premises”) as more particularly shown on Exhibit “A”, attached hereto and (iii) further amend the Lease upon and subject to each of the terms, conditions, and provisions set forth herein. The First Increment Sixth Floor Premises and the Second Increment Sixth Floor Premises consists of approximate 9,770 rentable square feet (approximately 8,821 usable square feet) in the aggregate.

F. All capitalized terms used herein without definition are defined as set forth in the Lease.

NOW, THEREFORE, in consideration of the Recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Amendment.

1.1 Amendments to Fifth Amendment.

(a) Amendment of Substantial Completion Date and New Rent Commencement Date. The parties hereto agree that for purposes of the Fifth Amendment and the Work Letter (defined in Section 1.6, below), and for purposes of this Amendment, (a) the “Substantial Completion Date” shall be the date on which Substantial Completion (as defined in the Work Letter (defined in Section 1.6, below)) of both the Fifth Amendment Tenant Improvements (as defined in the Work Letter) and the Sixth Floor Tenant Improvements (defined in Section 1.6, below) (collectively, the “Fifth and Sixth Amendment Tenant Improvements”), occurs or is deemed to occur as provided in Section 1.2(a) of the Fifth Amendment and (b) that the New Rent Commencement Date (as defined in the Fifth Amendment) shall be the date that is five (5) days, including a weekend, after the earlier to occur of (i) the Substantial Completion Date (as defined above) and the Outside Start Date (as defined in the Fifth Amendment).

(b) Deletion of Section 1.1; Continued Use of Sixth Floor Premises. The parties hereto acknowledge and agree that Section 1.1 of the Fifth Amendment is hereafter null and void and shall be of no further force or effect. For the avoidance of doubt, the parties hereto agree that, notwithstanding anything to the contrary in the Fifth Amendment, Tenant shall have the right to continue to use and occupy the Sixth Floor Premises in accordance with this Amendment, before, during after the construction of the Fifth and Sixth Amendment Tenant Improvements.

1.2 Addition of Sixth Floor Premises.

(a) First Increment Sixth Floor Premises.

(i) Commencing on First Increment Sixth Floor Premises Commencement Date (defined below), the First Increment Sixth Floor Premises shall be added to the Premises, and following the First Increment Sixth Floor Premises Commencement Date, all references in the Lease to “Premises” shall include the First Increment Sixth Floor Premises. The “First Increment Sixth Floor Premises Commencement Date” means the New Rent Commencement Date (as defined in Section 1.1, above).

(ii) The term of Tenant’s lease of the First Increment Sixth Floor Premises (the “First Increment Sixth Floor Premises Term”) shall commence on the First Increment Sixth Floor Premises Commencement Date and shall expire on the Extended Term Expiration Date (as defined in the Fifth Amendment).

(iii) Following the First Increment Sixth Floor Premises Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Existing Premises and the First Increment Sixth Floor Premises, collectively, and the “Premises” shall consist of a total of approximately 31,445 rentable square feet in the aggregate.

(b) Second Increment Sixth Floor Premises.

(i) Commencing on Second Increment Sixth Floor Premises Commencement Date (defined below), the Second Increment Sixth Floor Premises shall be added to the Premises, and following the Second Increment Sixth Floor Premises Commencement Date, all references in the Lease to “Premises” shall include the Second Increment Sixth Floor Premises. The “Second Increment Sixth Floor Premises Commencement Date” means the earlier to occur of (A) July 1, 2008, or (B) the date that is six (6) months after the first day upon which 275 or more persons employed by Tenant (or any subtenant or other transferee of Tenant) occupy or use the Premises. For purposes of determining when the Second Increment Sixth Floor Premises Commencement Date shall occur, Tenant shall (A) deliver to Landlord on or before the first (1st) day of each calendar month after the New Rent Commencement Date (and prior to the day that is six months after the date on which 275 or more persons employed by Tenant (or any subtenant or other transferee of Tenant) first begin occupying or using the Premises), a written notice certified by an officer of Tenant setting forth the number of persons employed by Tenant (or any subtenant or other transferee of Tenant that are at such time using or occupying the Premises and (B) shall notify Landlord promptly following the first day on which 275 or more persons employed by Tenant (or any subtenant or other transferee of Tenant) begin occupying or using the Premises. Landlord agrees that information provided by Tenant to Landlord under this Section 1.2(b)(i) shall be subject to Section 2 below treated as confidential and shall not be disclosed by Landlord other than as permitted under Section 2, below.

(ii) The term of Tenant’s lease of the Second Increment Sixth Floor Premises (the “Second Increment Sixth Floor Premises Term”) shall commence on the Second Increment Sixth Floor Premises Commencement Date and shall expire on the Extended Term Expiration Date.

(iii) Following the Second Increment Sixth Floor Premises Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Existing Premises and the Sixth Floor Premises (defined below), collectively, and the “Premises” shall consist of a total of approximately 37,663 rentable square feet in the aggregate. The “Sixth Floor Premises” means, collectively, the First Increment Sixth Floor Premises and the Second Increment Sixth Floor Premises.

1.3 Early Occupancy of Second Increment Sixth Floor Premises. Landlord hereby agrees that, Landlord shall also permit Tenant to occupy and use the Second Increment Sixth Floor Premises during the period (the “Second Increment Sixth Floor Beneficial Occupancy Period”) after the New Rent Commencement Date and prior to the Second Increment Sixth Floor Premises Commencement Date. During the Sixth Floor Beneficial Occupancy Period, each and every term of the Lease (as amended hereby) shall apply to Tenant’s use and occupancy of the Second Increment Sixth Floor Premises; provided, however that the parties hereto acknowledge and agree that, notwithstanding Tenant’s use and occupancy of the Second Increment Sixth Floor Premises prior to the Second Increment Sixth Floor Premises Commencement Date, Tenant shall have no obligation to pay Rent or Additional Charges with respect to the Second Increment Sixth Floor Premises during the Second Increment Sixth Floor Premises Beneficial Occupancy Period.

1.4 Rent.

(a) Prior to Substantial Completion. During the portion of the Term commencing on the Effective Date and continuing through and including the New Rent Commencement

Date (including any portion of the Extended Term (as defined in the Fifth Amendment) prior to the New Rent Commencement Date), Tenant shall continue to pay Rent to Landlord with respect to the Premises in the amounts required and in the manner required under Section 1.4(a) of the Fifth Amendment.

(b) First Increment Sixth Floor Premises. Commencing on the First Increment Sixth Floor Premises Commencement Date and continuing through the Extended Term, the Rent payable with respect to the First Increment Sixth Floor Premises shall be as follows and shall be payable in accordance with and subject to the procedures set forth in Article 4 of the Original Lease:

Months	Rentable Area of Sixth Floor Premises (rsf)	Monthly Rent Rate ($/rsf/mo)		Monthly Rent ($/mo)	Annual Rent ($/yr)
1-12*	3,552	$2.77	**	$9,847.80	$118,173.60
13-24	3,552	$2.86		$10,143.23	$121,718.76
25-36	3,552	$2.94		$10,447.53	$125,370.36
37-48	3,552	$3.03		$10,760.96	$129,131.52
49-60	3,552	$3.12		$11,083.79	$133,005.48

*	Month 1 commences on the New Rent Commencement Date. In the event that the New Rent Commencement Date shall occur on a day other than the first day of any calendar month, months 1 -12 shall include the partial calendar month during which the New Rent Commencement Date occurs together with the following twelve (12) full calendar months (such that, by way of example, if the New Rent Commencement Date were to occur on March 21, 2007, Months 1-12 would begin on March 21, 2007 and end on March 31, 2008, and thirteen (13) payments of Monthly Rent (one of which would be prorated) would be payable with respect to Months 1 - 12).

**	Monthly Rents set forth above escalate at an annual rate of 3%. Monthly Rent Rates set forth above also escalate at an annual rate of 3% but have been rounded to the nearest cent.

(c) Second Increment Sixth Floor Premises. Commencing on the Second Increment Sixth Floor Premises Commencement Date and continuing through the Extended Term, the Rent payable with respect to the Second Increment Sixth Floor Premises shall be as follows and shall be payable in accordance with and subject to the procedures set forth in Article 4 of the Original Lease:

Months	Rentable Area of Sixth Floor Premises (rsf)	Monthly Rent Rate ($/rsf/mo)		Monthly Rent ($/mo)	Annual Rent ($/yr)
1-12*	6,218	$2.90	**	$18,032.20	$216,386.40
13-24	6,218	$2.99		$18,573.17	$222,878.04
25-36	6,218	$3.08		$19,130.37	$229,564.44
37-48	6,218	$3.17		$19,704.28	$236,451.36
49-60	6,218	$3.26		$20,295.41	$243,544.92

*	Month 1 commences on the New Rent Commencement Date, and the parties agree that the Second Increment Commencement will not occur until after Month 1 and that Tenant shall have no obligation to pay Rent with respect to the Second Increment Sixth Floor Premises until the Second Increment Sixth Floor Premises Commencement Date shall occur.

**	Monthly Rents set forth above escalate at an annual rate of 3%. Monthly Rent Rates set forth above also escalate at an annual rate of 3% but have been rounded to the nearest cent.

1.5 Additional Charges. During the Term (as extended by the Extended Term), Tenant shall continue to pay to Landlord as Additional Charges, Tenant’s Building Share of Excess Building Expenses and Tenant’s Project Share of Excess Project Expenses, all in accordance with the provisions of the Lease (including, without limitation, all of the provisions of Section 1.5 of the Fifth Amendment) as amended hereby.

(a) The parties hereto agree that, as provided in Section 1.5(b) of the Fifth Amendment, during the portion of the Term commencing on the Effective Date and continuing through and including the day immediately preceding the New Rent Commencement Date (including any portion of the Extended Term prior to the New Rent Commencement Date), calculation of Tenant’s Building Share of Excess Building Expenses and Tenant’s Project Share of Excess Project Expenses shall be based on the Tenant’s Building Share and Tenant’s Project Share, respectively, as set forth in the Lease (prior to the Fifth Amendment and prior to this Amendment), notwithstanding that Tenant may be occupying premises within the Building and Project that does not compute to Tenant’s Building Share or Tenant’s Project Share (as set forth in the Lease, prior to the Fifth Amendment and this Amendment).

(b) The parties hereto acknowledge and agree that, commencing on the First Increment Sixth Floor Premises Commencement Date (notwithstanding anything in the Fifth

Amendment to the contrary), (i) the Tenant’s Building Share (as set forth in Section 5.1(e) of the Original Lease) shall mean 19.76% (31,445 rsf/159,165 rsf) and (ii) the Tenant’s Project Share (as set forth in Section 5.1(f) of the Original Lease) shall mean 4.86% (31,445 rsf/647,229 rsf).

(c) The parties hereto acknowledge and agree that, commencing on the Second Increment Sixth Floor Premises Commencement Date (notwithstanding anything in the Fifth Amendment to the contrary), (i) the Tenant’s Building Share (as set forth in Section 5.1(e) of the Original Lease) shall mean 23.66% (37,663 rsf/159,165 rsf) and (ii) the Tenant’s Project Share (as set forth in Section 5.1(f) of the Original Lease) shall mean 5.82% (37,663 rsf/647,229 rsf).

(d) For the avoidance of doubt, the parties hereto agree that Section 1.5(e) of the Fifth Amendment shall apply to the entire Premises (i.e, the Existing Premises together with the Sixth Floor Premises (and any further expansions of the Premises that may occur after the date hereof)).

1.6 Landlord’s Construction of the Sixth Floor Tenant Improvements; Condition of the Premises; Coordination of Construction.

(a) Landlord’s sole construction obligation in connection with this Amendment is as set forth in this Amendment (and in the Work Letter as modified hereby). The parties hereto agree that: (i) the construction of its initial tenant improvements, if any, in the Sixth Floor Premises (the “Sixth Floor Tenant Improvements”) shall be governed by in the Work Letter attached as Exhibit “B” to the Fifth Amendment (the “Work Letter”); (ii) for purposes of the Work Letter, from and after the date hereof all references in the Work Letter to the Fifth Amendment Tenant Improvements shall be deemed to be references to the Fifth and Sixth Amendment Tenant Improvements; (iii) all references in Sections 3.4(a), 3.4(b), 5.1 and Exhibit B-l of the Work Letter to the Suite 310 Premises shall be deemed to also be references to the Sixth Floor Premises and (iv) except as specifically provided otherwise in this Amendment (or in the Work Letter as amended hereby), Landlord shall have no obligation, (A) to make any improvements, alterations or other modifications to the Sixth Floor Premises, or (B) to provide Tenant any allowance, rent credit or abatement in connection with Tenant’s entering into this Amendment.

(b) In connection with Tenant’s lease of the Sixth Floor Premises, Landlord shall provide to Tenant an improvement allowance in an amount of $320,898.50. Accordingly, the Allowance Amount (as defined in the Work Letter) is hereby increased from $432,341.50 to $753,240.00.

(c) Landlord agrees that Landlord shall cause the Sixth Floor Tenant Improvements to be constructed either prior to or concurrently with the Landlord’s construction of the Second Floor Tenant Improvements (as defined in Section 1.6(b) of the Fifth Amendment) and after Landlord’s construction of the Suite 310 Tenant Improvements (as defined in Section 1.6(b) of the Fifth Amendment).

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) The parties hereto acknowledge and agree that Tenant shall remain in occupancy of the Premises (or portions thereof) during the construction of the Fifth and Sixth Amendment Tenant Improvements, that Landlord’s construction of the Fifth and Sixth Amendment Tenant Improvements within the Premises (or portions thereof) shall not be deemed a constructive eviction of Tenant and that, during the construction of the Fifth and Sixth Amendment Tenant Improvements, there may be a loss of utility services to Premises (or portions thereof) and that from time to time during construction of the Fifth and Sixth Amendment Tenant Improvements, Landlord may turn off some or all of the utilities services to the Premises (or portions thereof) at reasonable times, upon at least forty-eight (48) hours prior written notice (or at any time and with no prior notice with respect to any portion of the Premises which, at such time, is not occupied by Tenant), and Tenant acknowledges and agrees that neither Landlord nor its contractor shall be liable for any damage to, loss of or interference with Tenant’s equipment or operations in the Premises on account of the construction of the Fifth and Sixth Amendment Tenant Improvements. Landlord shall use commercially reasonable efforts, consistent with Institutional Owner Practices, to (i) if required to turn off utility services to the Premises, to use commercially reasonable efforts to turn such services off during non-business hours, (ii) minimize any adverse impact on Tenant’s use of and access to the Premises and Tenant’s business operations in the Premises in connection with Landlord’s construction of the Fifth and Sixth Amendment Tenant Improvements, and (iii) in the event of any loss of utility services to the Premises in connection with the construction of the Tenant Improvements, to restore such utility services as promptly as practicable. Tenant hereby acknowledges and agrees that the Fifth and Sixth Amendment Tenant Improvements together with any other improvements, modifications or alterations performed by Tenant during the Term (as extended hereby) shall be subject to the provisions of the Lease as amended hereby.

1.7 Additional Allowance. Landlord agrees that, subject to the terms and conditions of this Section 1.7, Landlord shall provide an additional allowance (the “Additional Allowance”) in an amount equal to $32,119.78, in immediately available funds. The Additional Allowance shall be payable by Landlord to Tenant by wire transfer (to coordinates to be provided by Tenant) on or before December 27, 2006. In the event that (a) Landlord fails to deliver to Tenant the Additional

Allowance payable to Tenant hereunder on or before December 27, 2006, (b) Tenant provides Landlord with notice of such failure (c) and such failure continues through the earlier to occur of (i) 4:30 p.m. on December 29, 2006 or (ii) the end of the second business day following the date of such notice, then at the election of Tenant exercisable by delivery of notice to Landlord, this Amendment (and the Fifth Amendment) shall be null and void. The Additional Allowance may be used by Tenant for improvement of the Premises or any other purpose desired by Tenant.

1.8 Intentionally Omitted

1.9 Option to Extend. As of the date hereof, each of Article 32 of the Original Lease and Section 2 of the Third Amendment are hereby deleted in their entirety from the Lease (and shall have no further force of effect) and the one-time, five (5) year Extension Option provided in Exhibit “C” attached hereto is substituted therefor.

1.10 Right to Negotiate for New Lease. Landlord agrees that, any time during the initial Term of this Lease, provided that Landlord solely owns that certain undeveloped real property located at 9755 Scranton Road, San Diego, CA, and, Landlord elects to construct a commercial office building (the “New Building”) thereon, then provided that the initial Term of this Lease shall not have expired or otherwise terminated, if and when Landlord commences accepting offers for the available space in the New Building, Original Tenant shall have the right to negotiate with Landlord for the relocation of its Premises from the Building to the New Building, upon such terms as Landlord shall, in good faith be willing to accept. If Tenant so elects to negotiate for a relocation of its premises to any such New Building, Landlord and Tenant shall negotiate in good faith with respect to the terms and conditions thereof, which terms and conditions shall be those which Landlord is, in good faith, then willing to lease space in the New Building to Tenant. The rights contained in this Section 1.10 are personal to Original Tenant, are not transferable and may only be exercised by Original Tenant (and not by other any assignee, sublessee or other transferee of Tenant’s interest in the Lease) and only if Original Tenant then actually occupies all of the rentable area contained in the Premises.

1.11 Additional Amendments to Lease.

(a) Assignment; Sublease. Section 18.1(a) of the Original Lease is hereby amended by adding the following immediately following the last sentence of such Section 18.1(a).

“For the avoidance of doubt, in addition to any other grounds available hereunder or under applicable Law for properly withholding consent to any Assignment or Sublease, Landlord’s consent shall be deemed reasonably withheld if: (i) either the proposed Transferee, or any person that directly or indirectly controls, is controlled by, or is under common control with the proposed transferee leases or occupies space in the Project or is negotiating with, or has negotiated with Landlord within the preceding ninety (90) days, to lease space in the Project, and at such time, Landlord has space in the Project that is capable of accommodating such proposed transferee’s needs or (ii) in Landlord’s good faith judgment, the proposed transferee is of a character or reputation or is engaged in a business that is not consistent with the quality of the Building.”

(b) Parking. Effective as of the New Rent Commencement Date, (i) Section 1.9(f) of the Fifth Amendment is deemed null, void and of no force or effect and (ii) in connection with the increase in the rentable area of the Premises, Tenant shall have the right to lease from Landlord one hundred sixty (160) unreserved parking privileges at no charge to Tenant during the Extended Term. Subject to availability, Tenant shall have the right to elect to use up to forty (40) of its above described one hundred sixty (160) unreserved parking privileges for parking, on a first come first served basis, in the gated surface lot located north of the Building (at no charge to Tenant during the Extended Term). Subject to availability, as determined by Landlord in its non-discriminatory, good faith discretion, Landlord will provide Tenant with additional unreserved parking privileges at the Project.

2. Confidentiality. Tenant agrees that (i) the terms and provisions of the Lease as amended by this Amendment (collectively, “Terms and Provisions”), are confidential and constitute proprietary information of Landlord and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose (unless required by law (including, without limitation, under any SEC requirements) and/or a court of competent jurisdiction) any of the Terms and Provisions to any other person (except its attorneys) without first obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion; provided, however that Landlord shall not unreasonably withhold its consent with respect to a request by Tenant to disclose the Terms and Provisions to Tenant’s representatives, agents and lenders for any good faith business purpose of Tenant (where such disclosure is reasonably limited to the extent of such good faith business purpose). Other than as consented to in writing by Landlord pursuant to this Section 2, the disclosure of the Terms and Provisions by Tenant or any of Tenant’s employees or agents to any other person shall constitute a breach of the Lease. Landlord agrees that this Section 2 shall apply to the information provided by Tenant to Landlord under Section 1.2(b)(i), above and for such purposes, all references in the foregoing provisions to Tenant shall be deemed to refer to Landlord.

3. Brokers. Tenant warrants and represents to Landlord that Tenant has had no dealings with any brokers or agents in negotiating and consummating this Amendment, except for Maguire Properties, L.P., representing Landlord (“Broker”). Except for Broker, Tenant and Landlord shall each indemnify, defend and hold the other party free and harmless against any claim, cost, obligation, damage, liability or expense (including attorney’s fees) suffered or incurred by the other party by reason of any claim asserted by any other broker or party in connection with this Amendment.

4. Execution and Enforcement.

4.1 Limitation of Liability

(a) Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Amendment, the Lease or in any exhibits, riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (A) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or (B) any matter relating to Tenant’s occupancy of the Premises (collectively, “Landlord’s Lease Undertakings”) shall be limited solely to an amount equal to the lesser of (x) Landlord’s equity interest in Building 1 and (y) the equity interest Landlord would have in Building 1 if Building 1 were encumbered by independent secured financing equal to eighty percent (80%) of the value of Building 1; (ii) Tenant shall have no recourse against any other assets of Landlord or its officers, directors or shareholders; and (iii) except to the extent of Landlord’s interest in Building 1, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord or Maguire Properties, L.P., or against any of their respective directors, officers, shareholders, members, employees, agents, constituent partners, beneficiaries, trustees or representatives, and (iv) at no time shall Landlord be responsible or liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings.

(b) Notwithstanding anything to the contrary contained in the Lease Documents, it is expressly understood and agreed by and between the parties hereto that no personal liability or personal responsibility of any sort with respect to any of Tenant’s obligations under the Lease or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Tenant’s directors, officers, shareholders, members, employees, agents, constituent partners, beneficiaries, trustees or representatives.

4.2 Authority. Each individual executing this Amendment on behalf of Tenant and Landlord hereby covenants and warrants that the respective party has full right and authority to enter into this Amendment and that the person signing on behalf of such party is authorized to do so.

4.3 Entire Agreement; Remainder of Lease to Continue in Effect. The Lease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. Except as amended hereby, the Lease, as hereby amended, shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Lease, as amended, and this Amendment, the provisions of this Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made.

4.4 Counterparts. This Amendment may be executed in counterparts each of which shall be deemed as an original, but all of which taken together shall constitute one and the same document.

4.5 Governing Law; Attorneys Fees. The parties hereby agree that (a) the Lease, as amended hereby, shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflict of laws principles) and (b) that the terms and conditions of Section 30.17 shall apply to this Amendment.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

MAGUIRE PROPERTIES-SAN DIEGO TECH CENTER, LLC, a Delaware limited liability company

By:	MAGUIRE MACQUARIE OFFICE, LLC, a Delaware limited liability company, its Sole Member and Manager

	By:	MAGUIRE MO MANAGER, LLC, a Delaware limited liability company, its non-member manager

		By:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership, its Sole Member

			By:	MAGUIRE PROPERTIES, INC., a Maryland corporation, its General Partner

				By:	/s/ Paul S. Rutter
				Print Name:	Paul S. Rutter
				Title:	EVP

TENANT:

KINTERA, INC., a Delaware corporation

By:	/s/ Harry Gruber
Name:	Harry Gruber
its:	CEO

By:	/s/ Dennis N. Berman
Name:	Dennis N. Berman
Its:	Executive Vice President Corporate Development

EXHIBIT “A”

DEPICTION OF THE FIRST INCREMENT SIXTH FLOOR PREMISES

AND THE SECOND INCREMENT SIXTH FLOOR PREMISES

9605 SCRANTON ROAD SAN DIEGO, CALIFORNIA 92121	BUILDING 1 SUITE 600

DECEMBER 4, 06 N.T.S.

EXHIBIT “B”

INTENTIONALLY OMITTED

EXHIBIT “C”

EXTENSION OPTION

1. Option to Extend.

1.1 Grant of Option. Tenant shall have one (1) option (the “Extension Option”) to extend the term of this Lease as to the entire Premises then subject to this Lease for an additional term of sixty (60) months (“Extension Term”), subject to and upon the terms and conditions contained in this Exhibit “C”. The Extension Term shall commence upon the day immediately following the Extended Term Expiration Date and shall end at 5 p.m. Pacific Standard Time on the last day of the sixtieth (60th) month following the commencement of the Extension Term. The Extension Term shall be upon the same terms and conditions as are provided for in this Lease, as then amended, except that (i) if Tenant fails to timely exercise the Extension Option, the Extension Option shall lapse and Tenant shall have no further right to extend the Term of the Lease, (ii) there shall be no further options to extend the Term pursuant to this Exhibit “C” or otherwise following the Extension Term, (iii) Tenant shall not be entitled to any credit against Rent or Additional Charges or any other rent concession or rent allowance or abatement of Rent or Additional Charges, except as specifically provided in Section 1.3 of this Exhibit “C”. (iv) the Rent for the Extension Term shall be as provided in Section 1.2 of this Exhibit “C” (but in no event shall the Rent for the Extension Term be less than the Rent in effect with respect to the entire Premises immediately prior to the date of commencement of the Extension Term), (v) the Base Year applicable to such Extension Term shall be the calendar year in which the Adjustment Date (defined in Section 1.2 of this Exhibit “C”) occurs, and (vi) Landlord shall have the option to document the Extension Option on Landlord’s current lease form at the time of Tenant’s delivery of the Extension Notice (defined below), provided that such lease form does not contain terms or conditions that are materially adverse to the terms of the Lease. The Extension Option may be exercised only by Tenant giving written notice of exercise (an “Extension Notice”) to Landlord on or before the date that is not less than twelve (12) months but not more than fifteen (15) months prior to the Extended Term Expiration Date. The Extension Option and all of the rights contained in this Exhibit “C” shall be personal to Kintera, Inc. (the “Original Tenant”) and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of all or any portion of Tenant’s interest in this Lease except for Permitted Transferees described under Section 18.5 of the Lease to which all of Tenant’s interest in this Lease is assigned) and then only if Tenant then occupies the entire Premises; any attempted exercise of an Extension Option under any other circumstances shall, at the election of Landlord, be null and void and of no force or effect.

1.2 Rent. The Rent per month payable for the Premises during the Extension Term (the “Extension Term Rent”) shall be equal to (i) the Rentable Area of the Premises then subject to this Lease, multiplied by (ii) the monthly FMRR (defined in Section 1.3 of this Exhibit “C”) for the Premises as of the first day (an “Adjustment Date”) of the Extension Term, as determined in accordance with this Exhibit “C”; provided, however, that in no event shall the Rent during the Extension Term be less than the Rent for the period immediately prior to the Extension Term.

1.3 Definition of FMRR. The “FMRR” of the Premises for a particular Extension Term shall be equal to the monthly rent per square foot of Rentable Area that Landlord has agreed to accept, or if Landlord determines that there has not been a reasonable number of then current comparable transactions in the Building, that landlords of the Comparable Buildings (as defined below) have agreed to accept, and sophisticated nonaffiliated tenants of the Building or Comparable Buildings have agreed to pay, in then current arms-length, nonrenewal, nonequity (i.e., not being offered equity in the building), transactions for comparable space (in terms of condition, floor location, view and floor height) of a comparable size (in terms of square feet of Rentable Area), for a nonrenewal term equal to the Extension Term and commencing as of the first day of the Extension Term, which annual rent per square foot shall take into account and make adjustment for the existence, timing and amount of any increases in rent following term commencement in the comparison transactions, and shall at all times take into consideration and make adjustment for all other material differences in all terms, conditions or factors applicable to the transaction in question hereunder or applicable to one or more of the comparison transactions used to determine the FMRR which a sophisticated tenant or sophisticated landlord would believe would have a material impact on a “fair market rental” determination; provided, however, that (i) the rent for all comparison transactions shall be grossed up to reflect payment of operating expenses and taxes in excess of a base year as of the year of commencement of the transaction, (ii) the presence, amount or absence of brokerage commissions in either the subject transaction or the comparison transactions shall be disregarded, (iii) any rent free period provided for construction of tenant improvements (but not any other free rent period) shall be disregarded, and (iv) if any tenant improvements or allowance provided for in comparable transactions shall be taken into account, the value to Tenant of any existing improvements in the Premises shall also be accounted for in the calculation of the FMRR. If in determining the FMRR for a subject transaction hereunder, if is determined that free rent or cash allowances (collectively, “Concessions”) should be granted, Landlord may, at Landlord’s sole option, elect all or any portion of the following: (A) to grant some or all of the Concessions to Tenant as free rent or as an improvement allowance, or (B) to adjust the monthly installments of the Extension Term Annual Base Rent to be an effective rental rate which takes into consideration and deducts from monthly rent the amortized amount of the total dollar value of such Concessions, amortized on a straight line basis over the Extension Term (in which case the Concessions so amortized shall not be granted to Tenant). As used herein, “Comparable Buildings” shall mean comparable Class “A” office buildings in the Sorrento Mesa submarket of San Diego, California at the time the Extension Term commences.

1.4 Procedure for Determining the FMRR. For purposes of determining the FMRR, the following procedure shall apply:

(a) If Tenant has timely given the Extension Notice, Landlord shall within thirty (30) days thereafter deliver to Tenant a written notice of Landlord’s determination of what the FMRR would be during the Extension Term (“Landlord’s Extension Rent Notice”). Within ten (10) business days after Tenant’s receipt of Landlord’s Extension Rent Notice, Tenant may give Landlord a written notice (“Tenant’s Extension Response Notice”) electing either (i) to accept the FMRR set forth in Landlord’s Extension Rent Notice, in which case the FMRR shall be the FMRR set forth in Landlord’s Extension Rent Notice, or (ii) to not accept Landlord’s determination of the FMRR, in which case Landlord and Tenant shall endeavor to agree upon the FMRR on or before the date that is ten (10) days after Landlord’s receipt of Tenant’s Extension Response Notice (the “Outside Agreement Date”). If Landlord and Tenant are unable to agree upon the FMRR by the Outside Agreement Date, then the FMRR shall be determined by arbitration pursuant to paragraph (ii) below. If Tenant fails to deliver Tenant’s Extension Response Notice within the ten (10) business day period following its receipt of Landlord’s Extension Rent Notice, Tenant shall conclusively be deemed to have rejected Landlord’s determination of the FMRR as set forth in Landlord’s Extension Rent Notice.

(b) If Landlord and Tenant shall fail to agree upon the FMRR by the Outside Agreement Date, then, within ten (10) days thereafter, Tenant shall submit to Landlord Tenant’s determination of the FMRR and such determination, along with Landlord’s last written offer with respect to FMRR shall be submitted to arbitration (as Tenant’s and Landlord’s “submitted FMRR,” respectively) in accordance with the following:

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the San Diego, California area. The determination of the arbitrators shall be limited solely to the issue as to whether Landlord’s or Tenant’s submitted FMRR is the closest to the actual FMRR, as determined by the arbitrators, taking into account the requirements of this Exhibit “C”. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

(ii) The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the San Diego, California area.

(iii) The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant, shall be in writing and shall be non-appealable, and counterpart copies thereof shall be delivered to Landlord and Tenant. A judgment or order based upon such award may be entered in any court of competent jurisdiction. In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease.

(v) If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, the arbitrator appointed by the other shall solely render a decision as to the FMRR, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be promptly submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Exhibit “C”,

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

1.5 Conditions to Exercise of Each Extension Option. Notwithstanding any provision of this Exhibit “C” to the contrary, at the election of Landlord, any attempted exercise by Tenant of an Extension Option shall be invalid and ineffective if, on the date of such attempted exercise or on the commencement of the Extension Term, Tenant is in default under this Lease (beyond any applicable notice and grace periods) or Tenant occupies less than 90% of the Premises. If Tenant does not timely send the Extension Notice for the Extension Option pursuant to the provisions of this Exhibit “C” within the applicable time period, time being of the essence, then Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the term effective after the then applicable Expiration Date shall terminate.